UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2022

MainStreet Bancshares, Inc.
(Exact name of Registrant as Specified in Its Charter)

Virginia	001-38817	81-2871064
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10089 Fairfax Boulevard, Fairfax, VA		22030
(Address of Principal Executive Offices)		(Zip Code)

(703) 481-4567
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MNSB	The Nasdaq Stock Market LLC
Depositary Shares (each representing a 1/40th interest in a share of 7.50% Series A Fixed-Rate Non-Cumulative Perpetual Preferred Stock)	MNSBP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry Into a Material Definitive Agreement.

On November 16, 2022, the Compensation Committee of the Board of Directors of MainStreet Bancshares, Inc. (the “Company”) approved a form of indemnification agreement (the “Indemnification Agreement”) between the Company and Jeff W. Dick, Chairman and Chief Executive Officer of the Company, Thomas J. Chmelik, Executive Vice President and Chief Financial Officer of the Company, and Abdul Hersiburane, President of MainStreet Bank (each, an “Indemnitee). The Company and each Indemnitee have executed the Indemnification Agreement. The Company intends to enter into the Indemnification Agreement with certain other executive officers as may serve the Company from time to time.

The Indemnification Agreement generally provides that the Company shall indemnify the Indemnitee to the fullest extent permitted by applicable law, subject to certain exceptions, against expenses, judgments, fines and other amounts incurred by Indemnitee in connection with any proceeding in which the Indemnitee is involved by reason of Indemnitee’s service as an executive officer. The Indemnification Agreement requires the advancement of defense expenses, on terms and conditions set forth therein, subject to repayment of such expenses by Indemnitee in the event Indemnitee is ultimately determined, following final disposition of the proceeding, to not be entitled to indemnification.

The foregoing description of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the full and complete text of the form of Indemnification Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02  Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 17, 2022, MainStreet Bank (the “Bank”), a subsidiary of the Company, entered into an Employment Agreement with the Bank’s President, Abdul Hersiburane, pursuant to which Mr. Hersiburane will continue to serve as the Bank’s President.  The term of the Employment Agreement commenced on November 17, 2022, and runs through December 31, 2024, unless sooner terminated or extended under the terms of the Employment Agreement.

As compensation while employed under the Employment Agreement, Mr. Hersiburane will receive an annual base salary of $330,772. Mr. Hersiburane continues to be eligible to receive bonus and equity awards commensurate with his role as an executive officer of the Bank and as determined by the Compensation Committee and the Board of Directors. During the term of his employment, Mr. Hersiburane will be entitled to participate in the Bank’s health and disability plans and group term insurance policy.

The Employment Agreement provides for customary non-competition, non-solicitation and employee no-hire covenants that apply during the term of Mr. Hersiburane’s employment and for a period of twelve months thereafter and a perpetual confidentiality covenant.

In addition, the Employment Agreement provides that, if during the one year period following a change of control, Mr. Hersiburane’s employment is terminated either by the Bank without cause or by Mr. Hersiburane for good reason, Mr. Hersiburane will be entitled to receive a severance payment equal to 299% of his than current annual base salary.  In the event of termination of employment by the Bank without cause or by Mr. Hersiburane for good reason, absent a change of control transaction, Mr. Hersiburane would be eligible to receive severance pay equal to the greater of his then current base salary for one year or his then current base salary for the balance, if any, of the remaining term of the Employment Agreement, plus the average of any annual bonus payments during the prior two-year period.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full and complete text of the Employment Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 16, 2022, the Board of Directors of the Company approved and adopted amended and restated bylaws (the “Amended and Restated Bylaws”) which became effective the same day. Among other things, amendments effected by the Amended and Restated Bylaws include:

●	Clarify that the procedures outlined therein is the exclusive means for shareholder nominations and proposals, except for shareholder proposals complying with SEC Rule 14a-8.

●	Confirm that director nominations and other business must comply with SEC requirements and the Bylaws, including new requirements under Rule 14a-19 for the universal proxy.

●	Confirm that MNSB will disregard proxies solicited by an activist if the shareholder fails to fully comply with the Bylaws and SEC rules, including Rule 14a-19.

●	Confirm that the Board of Directors, an authorized MNSB executive or legal counsel shall determine if the requirements of Rule 14a-19 and the Bylaws have been fully satisfied.

●	Provide that a shareholder’s nominees cannot exceed the number of directors to be elected.

●	Require disclosure of all agreements, arrangements, or understandings between the shareholder or beneficial owner and any other person regardless of whether they relate to MNSB.

●
Require a person who has an agreement, arrangement or understanding with, or is otherwise acting in concert with, a nominating shareholder to disclose the same types of information that a “participant” in a proxy solicitation would have to disclose in SEC filings.

●	Require a representation that such shareholder is not “acting in concert” (as broadly defined in the Bylaws) with any other person.

●
Set forth disclosure requirements for a shareholder’s proposal notice. These requirements apply to the shareholder, to any beneficial owner on whose behalf the nomination or proposal is made, and to persons “acting in concert” (as broadly defined in the Bylaws) with such shareholder or beneficial owner.

●	Require with greater specificity information regarding a shareholder nominee, including all information required to be disclosed by SEC rules.

●
With respect to any director nomination, the notice by the shareholder or the beneficial owner on whose behalf the nomination is made shall provide a written undertaking and agreement, that, as required by Rule 14a-19, a definitive proxy statement will be delivered to at least 67% of the voting power of the common stock.

●
Require a written undertaking and agreement that the shareholder will update MNSB in writing promptly if the shareholder fails to satisfy the requirements of Rule 14a-19 for any reason. Otherwise, the shareholder shall prior to the meeting provide MNSB evidence that the SEC requirements have been fully satisfied.

●
With respect to any proposed business other than a director nomination, the shareholder’s notice shall provide a representation whether the shareholder or the beneficial owner will deliver definitive proxies to holders of at least the percentage of MNSB outstanding capital stock required to approve or adopt the proposal.

●	Require disclosure of such other information as may be reasonably requested by MNSB.

●
Clarify that any shareholder (or a designated representative of a shareholder) submitting a nomination or item of business (including a shareholder proposal under Rule 14a-8) must appear to present that nomination or proposal at the shareholder meeting when the nomination or proposal will be considered and voted upon. If the shareholder or designated representative does not appear and present the nomination or item of business, such nomination shall be disregarded and such proposed business shall not be transacted.

●	Any shareholder directly or inadvertently soliciting proxies from other shareholders must use a proxy card other than white, which shall be reserved for exclusive use by the Board of Directors.

The Amended and Restated Bylaws also incorporate ministerial, clarifying and conforming changes.

The foregoing description is a summary and is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws, a copy of which is attached as Exhibit 3.1 hereto and is incorporated by reference herein.

Item 7.01  Regulation FD Disclosure.

The 2023 Annual Meeting of Shareholders of the Company will be held at 11:00 a.m., Eastern Time, on May 17, 2023, conducted virtually and solely via webcast. Shareholders will be able to participate in the virtual meeting online, vote their shares electronically and submit questions by following instructions in their proxy solicitation materials. The record date for the 2023 Annual Meeting will be announced at a later date.

Item 8.01 Other Events.

On November 16, 2022, the Board of Directors declared a quarterly cash dividend on the outstanding shares of the Company’s 7.50% Series A Fixed-Rate Non-Cumulative Perpetual Preferred Stock, par value $1.00 per share (the “Series A Preferred Stock”). On September 15 and 25, 2020, the Company issued an aggregate of 1,150,000 depositary shares (the “Depositary Shares”), each representing a 1/40th ownership interest in a share of the Series A Preferred Stock, with a liquidation preference of $1,000 per share of Series A Preferred Stock (equivalent to $25 per Depositary Share), which represents $28,750,000 in aggregate liquidation preference.

The declared cash dividend equated to approximately $0.47 per Depositary Share, or $18.75 per share of Series A Preferred Stock outstanding. The cash dividend is payable on December 30, 2022, to shareholders of record as of the close of business on December 15, 2022. When, as, and if declared by the Board of Directors, future dividend payment dates on the Series A Preferred Stock and associated Depositary Shares will be payable quarterly, in arrears, on March 30, June 30, September 30 and December 30 of each year.

The Company’s Depositary Shares trade on the Nasdaq Capital Market under the symbol “MNSBP.”

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
3.1	Amended and Restated Bylaws of MainStreet Bancshares, Inc., effective as of November 16, 2022
10.1	Form of Indemnification Agreement
10.2	MainStreet Bank, Employee Agreement dated November 17, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAINSTREET BANCSHARES, INC

Date: November 21, 2022	By:	/s/ Thomas J. Chmelik
Name: Thomas J. Chmelik
Title: Chief Financial Officer